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                                                                    Exhibit 23.3


                         INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Amendment No. 5 to Registration Statement No. 333-32446 of Curis, Inc. on Form S-4 of our report dated February 15, 2000 (which expresses an unqualified opinion and includes an emphasis paragraph referring to the merger with Ontogeny, Inc., and Reprogenesis, Inc. to form Curis, Inc.) relating to the Consolidated Financial Statements of Creative BioMolecules, Inc., included in the Annual Report on Form 10-K, and to the use of our report appearing in this Joint Proxy Statement-Prospectus, which is part of this Registration Statement.

   We also consent to the reference to us under the headings "Creative Selected Consolidated Financial Data" and "Experts" in such Joint Proxy-Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 15, 2000